Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1, of our report dated February 28, 2011, of Charlie GPS, Inc. relating to the financial statements as of December 31, 2010 and for the period from November 29, 2010 (Inception) to December 31, 2010, and to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ M&K CPAS, PLLC

Houston, Texas

May 9, 2011